EXHIBIT 5.01

May 12, 2015

Amyris, Inc.
5885 Hollis Street, Ste. 100
Emeryville, California 94608

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Amyris, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the "Commission") on May 12, 2015, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 15,836,454 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 (the "Common Stock"), which Shares consist of shares of Common Stock that the Company has the right to issue and sell to Nomis Bay Ltd. (“Investor”) pursuant to that certain Common Stock Purchase Agreement by and between the Company and Investor, dated February 24, 2015 (the “Purchase Agreement”).  At your request, we are providing this letter to express our opinion on certain matters regarding the Company and the Shares as stated in the numbered paragraphs below.

As to matters of fact relevant to this opinion, we have relied upon our examination of the following documents: (i) the Registration Statement, and the Exhibits filed as a part thereof or incorporated therein by reference; (ii) the Prospectus prepared in connection with the Registration Statement (each, a “Prospectus”); (iii) the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 30, 2010, and certified by the Delaware Secretary of State on September 30, 2010, as amended by that certain Certificate of Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on May 9, 2013 and certified by the Delaware Secretary of State on May 9, 2013 and that certain Certificate of Amendment of the above-described Restated Certificate of Incorporation, dated May 12, 2014 and certified by the Delaware Secretary of State on May 12, 2014 (as amended, the “Restated Certificate”); (iv) the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on May 12, 2015 (the “Bylaws”); (v) corporate proceedings and actions of the Company’s Board of Directors and stockholders with respect to the approval or authorization of the Restated Articles and the Bylaws, the Purchase Agreement and the Registration Statement; (vi) records of the outstanding capital stock and other securities of the Company that the Company has provided to us (including a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of May 12, 2015); (vii) a Certificate of Good Standing issued by the Delaware Secretary of State dated May 12, 2015, stating that the Company is duly incorporated under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware (the “Good Standing Certificate”); and (viii) factual representations and warranties made to us by the Company, including those contained in an Opinion Certificate dated of even date herewith.  We have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed and the due authorization, execution and delivery of all documents.  We have also assumed that any certificates or instruments representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the State of California and (iii) the existing Delaware General Corporation Law and reported judicial decisions relating thereto, all as in effect on the date hereof (collectively, the “Applicable Laws”).

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Good Standing Certificate and representations made to us by the Company. With respect to our opinion expressed in paragraph (2) below, we have assumed that, (i) at or prior to the time of issuance of the Shares, the Registration Statement will have been declared effective under the Securities Act with respect to all of the Shares, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of the Shares (ii) the Purchase Agreement will remain in full force and effect through the time of issuance of any Shares and will not be amended in any manner that effects the validity of the issuance of, or payment for, any Shares.

With respect to our opinions expressed in paragraph (2) below, we have assumed the Company will not in the future change the number of authorized shares of its Common Stock and/or issue additional securities of the Company and/or experience antidilution adjustments to outstanding securities of the Company such that, at the time of any issuance and sale of any Shares pursuant to the Purchase Agreement, the Company would have  fewer authorized but unissued shares of Common Stock than the number of Shares the Company elects to issue and sell to the Investor under the Purchase Agreement.

Opinions.  Based upon the foregoing, we are of the following opinion:

(1)           The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware.

(2)           The up to 15,836,454 Shares that may be issued and sold by the Company pursuant to the Purchase Agreement, when issued, sold and delivered in accordance with the Purchase Agreement, in the manner and for the consideration stated in therein, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters.  This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:  /s/ Daniel Winnike
Daniel Winnike, a Partner